Exhibit 10.2

SUCCESSION AND CONSULTING AGREEMENT
WITH
ALIMERA SCIENCES, INC.

This Succession and Consulting Agreement (this “Agreement”) is entered into by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and Kenneth Green, Ph.D. (“Green”), as of November 28, 2018 (the “Effective Date”).

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing and selling ophthalmic pharmaceuticals in the United States and throughout the world;

WHEREAS, the Company and Green previously entered into that certain Amended and Restated Employment Agreement, dated as of October 23, 2014 (the “Prior Employment Agreement”);

WHEREAS, the Company and Green desire that Green continue to serve as Senior Vice President, Chief Scientific Officer and Global Head of Research and Development, an employee of the Company, through March 31, 2019 pursuant to the Prior Employment Agreement; and

WHEREAS, the Company and Green desire that, beginning on April 1, 2019, Green shall terminate employment as an employee of the Company and shall thereafter provide consulting services to the Company as an independent contractor and not an employee;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

SECTION 1. EFFECTIVE DATE; TRANSITION

This Agreement is effective as of the Effective Date. The terms and conditions stated in the Prior Employment Agreement shall remain in effect through March 31, 2019. Effective April 1, 2019, (the “Transition Date”), Green shall (a) relinquish the titles and positions of Senior Vice President, Chief Scientific Officer and Global Head of Research and Development of the Company and no longer be an employee of the Company; and (b) become a consultant to the Company as an independent contractor, in accordance with and pursuant to the terms of this Agreement.

SECTION 2. DEFINITIONS

“Board” means the Board of Directors of the Company.

“Cause” means: (i) Green’s gross negligence or willful misconduct with respect to his consulting services to the Company, including violation of any material policy of the Company that is not cured within 30 days after written notice thereof is given to Green by the Company; (ii) Green’s conviction of, or entering a guilty plea or plea of no contest with respect to, a felony; or (iii) Green’s engagement in any material breach of the terms of this Agreement or fails to fulfill his responsibilities under this Agreement and such breach or failure, as the case may be, is not cured, or is not capable of being cured, within 30 days after written notice thereof is given to Green by the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business which develops, sells, or markets ophthalmic pharmaceuticals that (a) use steroids to treat diseases of the posterior segment of the eye or (b) treat diseases of the retina.

“Disability” means a condition which renders Green unable (as determined by the Board in good faith after consultation with a physician mutually selected by Green and the Board) to regularly perform his duties hereunder by reason of illness or injury for a period of more than six consecutive months with or without reasonable accommodation.

“Equity” means (i) all shares of capital stock of the Company; (ii) all options and other rights to purchase shares of capital stock of the Company; and (iii) all restricted stock units.

“Good Reason” shall mean any breach by the Company of this Agreement that is material and that is not cured within 30 days after written notice thereof to the Company from Green.

“Restricted Period” means the 12-month period beginning on the date that Green’s service as a consultant to the Company is terminated pursuant to the terms of this Agreement and a Separation occurs.

“Section 409A” means Code Section 409A, as amended, and the standards, regulations, or other guidance promulgated thereunder.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

SECTION 3. TITLE, POWERS AND RESPONSIBILITIES

(a)Titles. Green shall continue to serve as the Senior Vice President, Chief Scientific Officer and Global Head of Research and Development of the Company until the Transition Date, when he shall (i) relinquish such titles and positions, (ii) terminate employment as an employee of the Company, and (iii) become a consultant to the Company, all in accordance with and pursuant to the terms of this Agreement.

(b)Powers and Responsibilities as a Consultant. In Green’s role as a consultant to the Company, he shall have such powers and duties as are provided in this Agreement and as are reasonably requested by the Board or the Company’s Chief Executive Officer (the “CEO”) on and after the Transition Date, all in accordance with and pursuant to the terms of this Agreement. Green shall provide services as an independent contractor and not as an employee, agent, or representative of the Company.

(c)Reporting Relationship as a Consultant. In his role as a consultant, Green shall report to the CEO.

(d)Term of Service as a Consultant. Subject to the terms and conditions of this Agreement and provided that Green remain an employee of the Company through the Transition Date pursuant to the Prior Employment Agreement, Green shall serve as a consultant to the Company from the Transition Date through March 31, 2020, provided that either party may terminate this Agreement without Cause by giving notice of such termination (subject to Section 5). Notwithstanding the foregoing, (x) if the Company terminates Green’s service as a consultant for Cause, the term of Green’s service as a consultant shall end on the date specified by the Company that is consistent with the definition of Cause in this Agreement; or (y) if Green resigns without Good Reason at any time, the term of Green’s service as a consultant shall end ten (10) days after Green gives notice of such termination (but in no event later than March 31, 2020). This Agreement shall also terminate in the event of Disability or death as provided in Sections 5(d) and 5(e), respectively. The period during which Green is providing services to the Company as a consultant under this Agreement is referred to as the “Consulting Term.”

(e)Time Commitment as a Consultant. During the Consulting Term, Green shall provide consulting services to the Company for thirty-six (36) business days during the one-year period beginning on the Transition Date and continuing through March 31, 2020, as reasonably requested by the CEO or the Board. Such services shall include advising the Company on scientific and medical matters related to the Company’s products as well as new products or opportunities that the Company may be considering or actively developing. The Company and Green anticipate that the time that Green devotes to performing consulting services for the Company will be no more than 20% of the average level of services that Green performed for the Company over the thirty-six (36) months immediately preceding the Transition Date.

SECTION 4. COMPENSATION, BENEFITS, ETC.

(a)Compensation as Consultant. Effective on the Transition Date, Green’s compensation as a consultant (“Consulting Compensation”) shall be $406,000 for the 12-month period beginning on the Transition Date and ending on March 31, 2020, which amount may be reviewed and increased at the discretion of the Board or any committee of the Board duly authorized to take such action. The Consulting Compensation shall be payable in equal monthly installments on the 15th day of each month during the Consulting Term (with the final payment to be made on March 13, 2020 because March 15, 2020 is a Sunday). During the Consulting Term, Green agrees to pay all taxes due on amounts paid to him for services as a consultant and is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and changes incident to the payment of compensation for such consulting services. Without limitation, the parties hereto agree that the Company shall not be responsible for, nor withhold, any taxes, assessments, or other fees incurred by or on behalf of Green with respect to his consulting services, including federal, state, and local withholding taxes.

(b)Employee Benefit Plans; COBRA.

(1)Until the Transition Date, Green shall continue his participation in the employee benefit plans, programs, and policies maintained by the Company in accordance with the terms and conditions to participate in such plans, programs, and policies as in effect from time to time.

(2)Upon and after the Transition Date, Green shall no longer be eligible to participate in the employee benefit plans, programs, and policies maintained by the Company, other than through continuation coverage opportunities afforded under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(3)During the Consulting Term, if Green timely elects to continue coverage under the Company’s group health plan pursuant to COBRA, then, on behalf of Green, the Company shall pay (on a monthly basis) the medical COBRA premiums of Green in the same percentage as the Company pays the premiums for active employees under the Company group health insurance plan; provided, however, that this obligation of the Company shall cease on the earlier of (A) the date when Green is no longer eligible for COBRA upon his being eligible for Medicare, (B) the date that Green is eligible to be covered under another substantially equivalent group health insurance plan provided by a subsequent employer, or (C) the date that Green is otherwise no longer eligible for COBRA coverage under the Company’s group health insurance plan.

(c)Equity. During the Consulting Term, Green shall forego his eligibility for all regular Equity awards generally awarded to executive management of the Company; provided, however, that all of Green’s outstanding Equity as of the Transition Date shall continue to vest and remain outstanding as long as Green is providing services to the Company as a consultant.

(d)Expense Reimbursements. Green shall have the right to expense reimbursements in connection with his service as a consultant in accordance with the Company’s standard policy on expense reimbursements. Any reimbursement shall (i) not be affected by any other expenses that are eligible for reimbursement in any calendar year and (ii) not be subject to liquidation or exchange for another benefit.

(e)Indemnification. The Company shall, to the maximum extent permitted by applicable law and the Company’s governing documents, indemnify Green and hold Green harmless from and against any claim, loss, or cause of action arising from or out of Green’s performance as a consultant for the Company. If any claim is asserted hereunder against Green (other than by the Company), the Company shall pay Green’s legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Green shall reimburse the Company, in a timely manner, for such amounts if Green shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Agreement and shall be supplemental to any other rights to indemnification from the Company to which Green is entitled.

SECTION 5. TERMINATION OF SERVICE AS A CONSULTANT

(a)General. If Green is subject to a termination of service as a consultant without Cause or Green resigns as a consultant for Good Reason and a Separation occurs, then Green will be entitled to the benefits described in this Section 5. However, Green will not be entitled to any of the benefits described in this Section 5 unless Green has (i) returned all Company Property (as defined below) in Green’s possession, and (ii) executed a general release of all claims that Green may have against the Company or persons affiliated with the Company in a form prescribed by the Company (the “Release”). Green must execute and return the Release on or before the date specified by the Company in the Release (the “Release Deadline”). The Release Deadline will in no event be later than fifty (50) days after Green’s Separation. If Green fails to return the Release on or before the Release Deadline, or if Green revokes the Release, then Green will not be entitled to the benefits described in this Section 5.

(b)Termination of Consulting Services by the Company without Cause or by Green for Good Reason. If the Company terminates Green’s service as a consultant without Cause or Green resigns for Good Reason and a Separation occurs, the Company shall pay Green his earned but unpaid Consulting Compensation plus the remainder of the Consulting Compensation scheduled to be paid through March 13, 2020. Such payments shall be made in substantially equal monthly installments at the same time and in the same manner as Green would have received Consulting Compensation if he had continued service as a consultant. Notwithstanding the foregoing, the payments shall be made at times and in a manner that complies with Section 409A of the Internal Revenue Code, to the extent applicable. In addition, the Company shall make any COBRA payments for Green to the end of the period specified in Section 4(b)(3).

(c)Termination by the Company for Cause or by Green without Good Reason. If the Company terminates Green’s service for Cause or Green resigns without Good Reason, the Company’s only obligation to Green to pay Consulting Compensation under this Agreement shall be to pay Green his earned but unpaid Consulting Compensation, if any, up to the date Green’s service terminates.

(d)Termination for Disability. The Company shall have the right to terminate Green’s service as a consultant on or after the date Green has a Disability, and such a termination shall be treated as a termination without Cause under this Agreement.

(e)Death. A termination of Green’s service as a consultant as a result of his death shall be treated as a termination without Cause under this Agreement.

SECTION 6. COVENANTS BY CONSULTANT

(a)Company Property. Upon the termination of Green’s service for any reason or, if earlier, upon the Company’s request, Green shall promptly return all Company Property which had been entrusted or made available to Green by the Company, where the term “Company Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Green during Green’s service by the Company (and any duplicates of any such Company Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Green individually or, with others during Green’s service which relate to the Company or its products or services.

(b)Trade Secrets. Green agrees that Green shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Green may have acquired (whether or not developed or compiled by Green and whether or not Green is authorized to have access to such information) during the term of Green’s service by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 6(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

(c)Confidential Information. Green, while providing services to the Company or its affiliates and for the three-year period thereafter, shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Green may have acquired (whether or not developed or compiled by Green and whether or not Green is authorized to have access to such information) during the term of, and in the course of, or as a result of Green’s service by the Company or its predecessors without the prior written consent of the Company unless and except to the extent that such disclosure is (i) made in the ordinary course of Green’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Green will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Agreement, the term “Confidential Information” means any secret, confidential, or proprietary information possessed by the Company or any of its affiliates, including trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans, or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Agreement) that has not become generally available to the public, and the term “Confidential Information” may include future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives, and independent contractors and the terms and conditions of this Agreement. Notwithstanding the provisions of this Section 6(c) to the contrary, Green shall be permitted to furnish this Agreement to a subsequent employer or prospective employer.

(d)Non-solicitation of Customers or Employees.

(1)Green (i) while providing services to the Company or any of its affiliates shall not, on Green’s own behalf or on behalf of any person, firm, partnership, association, corporation, or business organization, entity, or enterprise (other than the Company or one of its affiliates), solicit business for a Competing Business from customers of the Company or any of its affiliates and (ii) during the Restricted Period shall not, on Green’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit business for a Competing Business from customers or suppliers of the Company or any of its affiliates with whom Green, in the case of both clauses (i) and (ii) above, had or made material business contact within the course of Green’s service by the Company within the 24-month period immediately preceding the beginning of the Restricted Period.

(2)Green (i) while providing services to the Company or any of its affiliates shall not, either directly or indirectly, call on, solicit, or attempt to induce any other officer, employee, or independent contractor of the Company or any of its affiliates to terminate his or her employment with such business and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee, or independent contractor would commit a breach of contract by terminating his or her employment), and (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit, or attempt to induce any other officer, employee, or independent contractor of such business with whom Green had contact, knowledge of, or association in the course of Green’s service with the Company or any of its predecessors or affiliates, as the case may be, during the 12-month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with the Company or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee, or independent contractor would commit a breach of contract by terminating his or her employment). Notwithstanding the foregoing, nothing shall prohibit any person from contacting Green about employment or other engagement during the Restricted Period, provided that Green does not solicit the contact.

(e)Non-competition Obligation.

(1)Without the prior written consent of the Company, Green, while providing services to the Company or any of its affiliates and thereafter until the end of the Restricted Period, whether by himself or itself, through an affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other person or entity within the geographical area in which the Company or any of its affiliates is actively engaged in developing, marketing and selling ophthalmic pharmaceuticals on the date of this Agreement, undertake, participate, or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other person or entity in connection with the operation of, a Competing Business. Notwithstanding the preceding sentence, Green will not be prohibited from (i) owning less than 5% percent of any publicly traded corporation, whether or not such corporation is in a Competing Business or (ii) participating or engaging in any Competing Business if such participation or engagement is approved in writing by the Company in its sole discretion.

(2)Green, while providing services to the Company or any of its affiliates (but not during the Restricted Period), shall provide written notice of any consulting agreement or other consulting arrangement that Green enters into, within ten (10) days of the inception of such consulting agreement or other consulting arrangement.

(f)Reasonable and Continuing Obligations. Green agrees that Green’s obligations under this Section 6 are obligations which will continue beyond the date Green’s service terminates and that such obligations are reasonable, fair, and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests, and are a material inducement to the Company to enter into this Agreement.

(g)Remedy for Breach. Green agrees that the remedies at law of the Company for any actual or threatened breach by Green of the covenants in this Section 6 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 6, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 6, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Green and, if known, Green’s attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 6 against Green. Green acknowledges and agrees that the covenants in this Section 6 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Green, and that the existence of any claim or cause of action by Green against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(h)Termination of Restrictive Covenants. In addition to any other right or remedy available to Green, Green shall no longer be bound by any of the restrictions set forth in this Section 6 if the Company fails to pay or to provide Green when due the amounts and benefits due hereunder or under any agreement ancillary hereto, and Green’s pursuit of such remedy shall not relieve the Company from its obligations to pay and to provide such amounts and benefits to Green.

(i)Ownership of Inventions, Discoveries, Improvements, Etc.

(1)Green shall promptly disclose and describe to the Company all inventions, improvements, discoveries and technical developments, whether or not patentable, made or conceived by Green, either alone or with others, during such time as Green is providing services to the Company, and within one year after the date upon such service terminates, and that (i) are based in whole or in material part upon Confidential Information, or (ii) result from, or are suggested by, any work that may be done by Green for or on behalf of the Company (“Inventions”). Green hereby assigns and agrees to assign to the Company Green’s entire right, title, and interest in and to such Inventions (the “Assigned Inventions”), and agrees to cooperate with the Company both during and after such time as Green is providing services to the Company in the procurement and maintenance, at the Company’s expense and at its direction, of patents, copyright registrations, and/or protection of the Company’s rights in such Inventions. Green shall keep and maintain adequate and current written records of all such Inventions, which shall be and remain the property of the Company.

(2)If a patent application, trademark registration, or copyright registration is filed by Green or on Green’s behalf, or a copyright notice indicating Green’s authorship is used by Green or on Green’s behalf, within one year after the date on which Green’s service with the Company terminates, that describes or identifies any Invention within the scope of Green’s work for the Company or that otherwise related to a portion of the Company’s business (or any division thereof) of which Green had knowledge during such time as Green was employed with or otherwise provided service to the Company, it is to be conclusively presumed that the Invention was conceived by Green during the such time as Green was employed with or otherwise provided services to the Company. Green agrees to notify the Company promptly of any such application or registration and to assign to the Company Green’s entire right, title, and interest in such Invention and in such application or registration.

(3)If (i) Green uses or discloses any of Green’s own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”) when acting within the scope of Green’s service (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, Green hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and intellectual property rights therein. Green will not use or disclose any Restricted Materials for which Green is not fully authorized to grant the foregoing license.

(4)To the extent allowed by applicable law, the terms of this Section 6(i) include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Green retains any such Moral Rights under applicable law, Green hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agrees not to assert any Moral Rights with respect thereto. Green will confirm any such ratification, consent, or agreement from time to time as requested by the Company.

(j)Securities Trading Policy. Green agrees to comply with the Company’s Securities Trading Policy during the Restricted Period, and thereafter if Green has become aware of material nonpublic information during his service as a consultant or as an employee, until such information has become public or is no longer material.

(k)Release. On or before the Transition Date, Green shall enter into a general release that is reasonably satisfactory to the parties to this Agreement in which he releases all claims against the Company, with certain customary exceptions, including the obligations of the Company to Green in this Agreement.

SECTION 7. MISCELLANEOUS

(a)Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, Georgia 30005
Attention: Chief Executive Officer
Facsimile: 678-990-5744

Notices and communications to Green shall be sent to the address Green most recently provided to the Company.

(b)No Waiver. Except for the notice described in Section 7(a), no failure by either the Company or Green at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c)Tax Matters.

(1)Notwithstanding any provision in the Agreement to the contrary, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Section 409A, to the extent applicable. Specifically, to the extent necessary to avoid the imposition of tax on Green under Section 409A, payments payable upon a termination or Separation shall be suspended until six (6) months and one day following the effective date of termination or Separation, if, immediately prior to Green’s termination or Separation, Green is a “specified employee” (within the meaning of Section 409A) and Section 409A would require the delay of such payment to avoid any penalties thereunder. Each payment hereunder shall be deemed a separate payment for purposes of Section 409A. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; provided, however, that Green acknowledges that the Company does not guarantee any particular tax treatment and that Green is solely responsible for any taxes he incurs pursuant to Section 409A, if any, as a result of this Agreement.

(2)Certain payments, distributions, and acceleration of vesting for Green made in connection with an acquisition of ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code and the regulations thereunder), can be subject to certain tax penalties under sections 280G and 4999 of the Code. This includes amounts payable or distributable pursuant to the terms of this Agreement or otherwise. The excise tax on any such payments, determined under sections 280G and 4999 of the Code, generally applies if all of Green’s parachute payments together equal or exceed 300% of his average annual W-2 compensation from the Company. Green is solely responsible for any taxes he incurs pursuant to sections 280G and 4999 of the Code.

(d)Georgia Law. This Agreement shall be governed by the laws of the state of Georgia without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or Green involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.

(e)Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Green’s service under this Agreement. Green’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(f)Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Green’s employment relationship with the Company (except as otherwise provided in this Agreement), and this Agreement constitutes the entire agreement between the Company and Green with respect to such terms and conditions.

(g)Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Green.

(h)Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(i)Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

(j)Interpretation. The recitals to this Agreement shall be taken into account in the construction or interpretation of this Agreement. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The captions or headings of the Sections and other subdivisions of this Agreement are inserted only as a matter of convenience or reference and have no effect on the meaning of the provisions of those Sections or subdivisions. If the provisions of this Agreement require judicial interpretation, the parties agree that the judicial body interpreting or construing the Agreement may not apply the assumption that the terms must be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party that itself or through its agents prepared the instrument.

(k)Survival. The respective indemnities, representations, warranties, agreements, and covenants of the Company and Green contained in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Green have executed this Agreement in multiple originals effective as of the as of the date stated in the preamble above.

ALIMERA SCIENCES, INC.            GREEN

By: /s/ Richard S. Eiswirth                 /s/ Kenneth Green
Richard S. Eiswirth, President and CFO        Kenneth Green, Ph.D.

Date:     November 28, 2018                Date:     November 28, 2018

Signature Page to Succession and Consulting Agreement of Kenneth Green, Ph.D.